Exhibit 10.37

EP Energy Corporation

Class B Incentive Pool Program

[MONTH] [DAY], [YEAR]

«First_Name» «Last_Name»

«Address_1»

«Address_2»

Re:  Incentive Pool Award

Dear «First_Name»:

EP Energy Corporation (“EP Energy”) has implemented this Class B Incentive Pool Program (the “Incentive Pool Program”) to provide incentive compensation to selected key employees of EP Energy and its subsidiaries.  As a valued employee of EP Energy, we are pleased to inform you that you have been selected as a participant in the Incentive Pool Program, as described in this award agreement.

As part of the Incentive Pool Program, shares of Class B common stock of EP Energy, par value $0.01 per share (“Class B Shares”), are being held by EP Energy Employee Holdings II, LLC (“EEH II”), a subsidiary of EP Energy.  As a holder of Class B Shares, EEH II is entitled to receive proceeds (the “Class B Proceeds”) from time to time, in the form of cash or shares of Class A common stock of EP Energy, par value $0.01 per share (“Class A Shares”), to the extent that certain sales proceeds and other distributions received from time to time by certain significant stockholders of EP Energy (the “Sponsors”) in respect of their Class A Shares exceed specified thresholds.  The amount and form of the Class B Proceeds payable to EEH II shall be determined in accordance with the terms and conditions of that certain Stockholders Agreement by and among EP Energy and the Stockholders party thereto dated August 30, 2013 (the “Stockholders Agreement”) and EP Energy’s Amended and Restated Certificate of Incorporation (the “Charter”).  EP Energy will cause EEH II to deliver such proceeds to participants in the Incentive Pool Program in accordance with their awards as soon as practicable following the date on which Class B Proceeds are paid or delivered to EEH II.

Below is a description of your award and the terms and conditions thereof.

1.                                      Award.  EP Energy is pleased to grant to you, pursuant to the Incentive Pool Program and subject to the terms and conditions set forth herein, an incentive award entitling you to receive an amount equal to [          ]% of the Class B Proceeds received by EEH II from time to time.  Any amounts payable or deliverable hereunder shall be paid or delivered to you in the same form (be it cash or shares) as the Class B Proceeds are paid or delivered to EEH II by EP Energy.

2.                                      Employment Condition.  The payment or delivery of any cash or Class A Shares in respect of your award hereunder shall in all events be subject to your continued active employment in good standing through the date on which such cash or Class A Shares are actually paid or delivered to you.  For the avoidance of doubt, you shall not be deemed actively employed in good standing as of any given date if (a) on or prior to such date, you have delivered a notice of your intention to resign from employment, or (b) as of such date, EP Energy or any of its affiliates has good cause to terminate your employment due to your acts or omissions in connection with your employment.  If your employment with EP Energy and its affiliates is terminated for any reason, or no reason, whether by you or by your employer, or due to your death or disability, your award hereunder shall be immediately forfeited for no consideration.  Notwithstanding the above and for purposes of clarification, any Class B Proceeds paid or delivered to you pursuant to this Incentive Pool Program prior to your termination of employment shall not be subject to forfeiture.

3.                                      Terms of Issuance.  You acknowledge and agree that (a) no provision contained herein entitles you to remain in the employment of EP Energy or any of its affiliates, (b) the determination of the amount and form of Class B Proceeds shall be governed by the Stockholders Agreement and Charter, and (c) your execution of this award agreement evidences your intention to be bound by the terms hereof.  You acknowledge and agree further that the Stockholders Agreement and Charter may be amended from time to time in accordance with their terms and that, as amended, the Stockholders Agreement and Charter will at all times apply to your award hereunder.  The ultimate payout pursuant to your award hereunder, if any, is based upon the investment return received by the Sponsors, and there is no guarantee that any Class B Proceeds will be received by EEH II; therefore, there is no guarantee that you will receive any payout.  You are required to sign this award agreement in order for this award to be effective.

4.                                      No Voting or Other Ownership Rights.  Your award hereunder does not constitute stock or other ownership interests in EP Energy or EEH II, or any of their affiliates, does not entitle you to any voting rights in respect of the governance of any such entity, and represents an unfunded promise by EP Energy to pay you compensation in the future, subject to the terms and conditions set forth herein, and you shall have no rights under the Incentive Pool Program other than as an unsecured general creditor of EP Energy.

5.                                      Withholding.  You acknowledge that any amounts payable to you hereunder will be taxable as ordinary income when paid to you.  EP Energy or its affiliates may withhold from any payments made hereunder all applicable taxes, including but not limited to income, employment, and social insurance taxes, as may be required by law.

6.                                      Confidentiality of Award.  You agree to keep the terms of this award agreement and the Incentive Pool Program confidential at all times and will not disclose such terms to anyone (other than (x) to your immediate family members or your personal tax and legal advisors, each of whom will be instructed by you, and will agree, to keep such terms confidential, (y) to enforce your rights hereunder, or (z) as required by law or legal process).  Your (and your family members’ and advisors’) obligations to keep the terms of this award agreement confidential will continue to apply even after the payment or delivery of any amounts to you hereunder.

7.                                      Confidential Information.  You acknowledge that Confidential Information (as defined below) has been and will be developed or acquired by EP Energy and its subsidiaries through the expenditure of substantial time, effort and money and your commitment to abide by the provisions of this Section 7 is a material inducement for EP Energy to grant you this incentive award (and thereby provide an incentive for you to build the goodwill of EP Energy and its subsidiaries) and for EP Energy and its subsidiaries to provide you Confidential Information.  For purposes of this Section 7, the term “EP Energy” shall include EP Energy and each of its subsidiaries.

(a)                                 Confidential Information.  For purposes of this Agreement, “Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary, (i) any and all non-public, confidential or proprietary information of EP Energy, (ii) any information of EP Energy that gives EP Energy a competitive business advantage or the opportunity to obtain such advantage, (iii) any information of EP Energy, the disclosure or improper use of which would reasonably be expected to be detrimental to the interests of EP Energy and (iv) any trade secrets of EP Energy.  Confidential

Information also includes any non-public, confidential or proprietary information about, or belonging to, any third party that has been entrusted to EP Energy.  Notwithstanding the foregoing, Confidential Information does not include any information that is or becomes generally known by the public other than as a result of your actions or inactions.

(b)                                 Protection.  Except as may otherwise be required by applicable law or legal process, you promise (i) to keep Confidential Information, and all documentation, materials and information relating thereto, strictly confidential, except to the extent that disclosure thereof is necessary or appropriate in the performance of your duties for the benefit of EP Energy, (ii) not to use Confidential Information for any purpose other than as required in connection with fulfilling your duties for the benefit of EP Energy, and (iii) to return to EP Energy all Confidential Information in your possession and control upon separation from EP Energy for any reason other than your death.  For the avoidance of doubt, you specifically acknowledge and agree that your use or disclosure of such Confidential Information other than as required in connection with fulfilling your duties on behalf of, or for the benefit of, EP Energy will be a material breach of this Agreement.

(c)                                  Scope.  You understand and agree that all Confidential Information, in whatever medium (verbal, written, electronic or other), is subject to this award agreement whether provided directly to you or not, whether provided to you prior to the date of this award agreement or not, and whether inadvertently disclosed to you or not.  Confidential Information that was or is available to you or to which you had or have access will be deemed to have been provided to you.

(d)                                 Value and Security.  You understand and agree that all Confidential Information, and every portion thereof, constitutes the valuable intellectual property of EP Energy and/or third parties, and you further acknowledge the importance of maintaining the security and confidentiality of Confidential Information and of not misusing Confidential Information.

(e)                                  Disclosure Required By Law.  If you are legally required to disclose any Confidential Information, you shall, to the extent permitted by applicable law or legal process, promptly notify EP Energy in writing of such request or requirement so that EP Energy may seek an appropriate protective order or other relief or waive compliance with this award agreement.  To the extent permitted by applicable law, you agree to cooperate with and not to oppose any effort by EP Energy to resist or narrow such request or to seek a protective order or other appropriate remedy.  In any such case, you will (A) disclose only that portion of the Confidential Information that, according to the advice of your counsel, is required to be disclosed, (B) use reasonable efforts to obtain assurances that such Confidential Information will be treated confidentially, and (C) to the extent permitted by applicable Law, promptly notify EP Energy in writing of the items of Confidential Information so disclosed.

(f)                                   Survival.  The covenants you are making in this Section 7 will survive any termination of this award agreement and your employment with EP Energy for a period of three years; provided, however that those covenants with regard to the non-use or disclosure of trade secrets (as defined by applicable law) shall remain in effect for so long as provided by applicable law.

8.                                      Agreement Not to Compete.

(a)                                 Covenants.  For purposes of this Section 8, the term “EP Energy” shall include EP Energy and each of its subsidiaries.  As an incentive for EP Energy to issue you this incentive award, and in order to protect EP Energy’s legitimate business interests, including the preservation of the Confidential Information and the goodwill developed by you on behalf of EP Energy (and that this incentive award will provide an incentive for you to build), you agree that, except in the ordinary course and scope of your employment with EP Energy, you will not, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, member, joint venturer, owner or in any other individual or representative capacity whatsoever, whether paid or unpaid, either for your own benefit or for the benefit of any other person or entity, directly or indirectly:

(i)                                     during the Coverage Period, engage or carry on in Competitive Duties within the Restricted Area (including, without limitation, by engaging or carrying on in any of the activities set forth in Section 8.1(a)(ii) through (v) below);

(ii)                                  during the Coverage Period, form or otherwise provide services to a Competing Business within the Restricted Area or directly or indirectly acquire any 5% or greater equity ownership, voting interest or profit participation interest in, any Competing Business within the Restricted Area;

(iii)                               during the Coverage Period with respect to any Restricted Prospects, directly or indirectly (A) acquire, attempt to acquire, or assist a third person in acquiring, any interest in or rights to such Restricted Prospects, (B) acquire, attempt to acquire or assist a third party in acquiring any equity or other interest or right in any company, business, joint venture or other enterprise owning or controlling or seeking to own or control any interest in or rights to such Restricted Prospects, or (C) otherwise divert, take away, interfere with or compete for any acquisition by EP Energy of such Restricted Prospects or any other transaction or arrangement contemplated by EP Energy (and of which you were aware as of the Termination Date) relating to such Restricted Prospects (or attempt to do any of the foregoing);

(iv)                              during the Coverage Period, directly or indirectly, recruit or otherwise solicit or induce any employee of EP Energy to terminate his or her employment with EP Energy; provided, however, that this restriction shall not extend to prohibit or otherwise limit general employment advertising or solicitation not specifically targeting any specific employee or the hiring of any employee who responds to such advertising or solicitation or who approaches you for employment; or

(v)                                 at any time, use the name of EP Energy in connection with any business that is or would be in competition in any manner whatsoever with EP Energy.

(b)                                 Disclosure and Authorization.  For a period of 12 months immediately following the termination of your employment with EP Energy for any reason, you promise to disclose to EP Energy any employment, consulting, or other service relationship you enter into after your Termination Date.  Such disclosure shall be made within 30 days of your entering into such employment, consulting or other service relationship.  You expressly consent to and authorize EP Energy to disclose both the existence and terms of this award agreement to any future employer or user of your services and to take any steps EP Energy reasonably deems necessary to enforce this award agreement.

(c)                                  Value and Reasonableness.  You understand and acknowledge that EP Energy has made substantial investments to develop its business interests, goodwill, and Confidential Information.  You expressly acknowledge and agree that you have been provided, and will in the future be provided, Confidential Information.  You agree that the preservation of EP Energy’s

Confidential Information and goodwill are business interests worthy of protection, and that EP Energy’s need for the protection afforded by this Section 8 is greater than any hardship you might experience by complying with its terms and that the restrictions contained herein are no greater than necessary to protect EP Energy’s legitimate business interests.  You further agree that the restrictions set forth in this Section 8 are ancillary to an otherwise enforceable agreement and that the limitations as to time, geographic area, and scope of activity to be restrained contained in this award agreement are reasonable and are not greater than necessary to protect the Confidential Information and/or the goodwill or other business interests of EP Energy.

(d)                                 Reformation.  Although you and EP Energy acknowledge and agree that the limitations as to time, geographic area, and scope of activity contained in this Section 8 are reasonable and do not impose a greater restraint than necessary to protect Confidential Information, goodwill, and other legitimate business interests of EP Energy, in the event an arbitrator or court of competent jurisdiction determines that the limitations agreed upon are not appropriate, you and EP Energy agree to, and hereby do, specifically request that the arbitrator or court reform the limitations to the satisfaction of the arbitrator or court to the extent necessary to make this Section 8 enforceable.

(e)                                  Right to Injunction.  You acknowledge that your violation of Sections 7 and/or 8 of this award agreement would cause irreparable harm to EP Energy for which damages could not adequately be measured, and you agree that EP Energy shall be entitled as a matter of right to specific performance of your obligations under Sections 7 and 8 and an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such agreements by you or others acting on your behalf, without any showing of irreparable harm and without any showing that EP Energy does not have an adequate remedy provided by law.  EP Energy’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by Law and equity.

(f)                                   Definitions.  As used in this Section 8, the following terms shall have the following meanings:

(i)                                     “Cause” means the occurrence or existence of any of the following events, as determined by EP Energy in good faith: (a) your willful failure to perform your material duties (other than any such failure resulting from your incapacity due to physical or mental illness), including a willful failure to satisfy your fiduciary duties to EP Energy, that remains uncured 30 days after written notice thereof; (b) your material breach of any agreement between yourself and EP Energy, (c) your conviction, or plea of guilty or no contest, to any felony (or state law equivalent) or any crime involving moral turpitude, or (d) your gross negligence, dishonesty, misappropriation, material misconduct, material omission, or fraud in providing services to EP Energy that is either incapable of cure or not cured within 30 days after your employer or one of its affiliates provides you written notice of its belief that a “Cause” event pursuant to this clause (i) exists.

(ii)                                  “Competing Business” means any individual, sole proprietorship, business, firm, company, partnership, joint venture, organization, or other person, entity or arrangement that competes, or has material plans to compete of which you are aware, or that owns or controls a significant interest in any entity that competes, or has material plans to compete of which you are aware, with EP Energy, with respect to the Hydrocarbons exploration and production business in which EP Energy is engaged.

(iii)                               “Competitive Duties” means duties for a Competing Business that: (A) are the same as, similar to, or substantially related to the duties that you had during the last 12 months of your employment with EP Energy; (B) are performed in the capacity of a director, executive officer, member or partner of a Competing Business; (C) involve the formation, management, operation, or control of such Competing Business or any recognized subdivision or department thereof; or (D) constitute the management or supervision of personnel engaged in any activity which is the same as, similar to or substantially related to any activity with which you had direct involvement during the last 12 months of your employment with EP Energy.

(iv)                              “Coverage Period” means the period of time beginning on the date this award agreement is granted to you and ending on the following date:

if (x) you voluntarily terminate your employment with EP Energy for Good Reason, (y) your employment with EP Energy is terminated by EP Energy without Cause, or (z) your employment with EP Energy is terminated because you incur a Disability, then the Coverage Period shall end on the date that is six months following your Termination Date; provided, however, that if, as of your Termination Date, you are not subject to a contract, or do not participate in a severance plan, program or arrangement, in either case, that provides for a potential severance benefit from EP Energy equal to at least 50% of your annualized base salary in effect as of your Termination Date, then the Coverage Period shall end on your Termination Date; and

if (x) your employment with EP Energy is terminated by EP Energy for Cause or (y) you voluntarily terminate your employment with EP Energy without Good Reason, then the Coverage Period shall end on the date that is 12 months after your Termination Date.

(v)                                 “Disability” means you are unable to perform your normal duties with respect to EP Energy by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 180 consecutive days or 270 days during any 12-month period, as determined by EP Energy in good faith.

(vi)                              “Good Reason” means (a) any decrease in your base salary other than a reduction of not more than 5% in connection with a general reduction in base salaries that affects all similarly situated employees of EP Energy in substantially the same proportions and that is implemented in response to a material downturn in the U.S. domestic oil and natural gas exploration and development industry, (b) any material breach by EP Energy of this award greement, (c) any relocation of your principal place of employment to a location that is more than 50 miles from the then-current location of such employment without your prior written consent or (d) any purported termination of your employment for Cause that does not otherwise comply with the terms of this award agreement (other than any purported termination of your employment for Cause by EP Energy acting in good faith, regardless of whether such purported termination complies with the terms of this award agreement).  Notwithstanding the provisions of the preceding sentence, any assertion by you of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (i) within 60 days after the date on which you know, or should reasonably be expected to know, that one of the events set forth in the preceding sentence has occurred, you provide written notice to the Chief

Executive Officer of EP Energy of the applicable facts and circumstances, (ii) EP Energy does not remedy, cure or rectify the event within 30 days from the date on which written notice is received from you, and (iii) you terminate your employment within 120 days after the initial existence of the condition specified in such notice.

(vii)                           “Hydrocarbons” means oil, condensate gas, casinghead gas and other liquid or gaseous hydrocarbons.

(viii)                        “Oil and Gas Interests” means:  (A) direct and indirect interests in and rights with respect to oil and natural gas properties (including revenues or net revenues therefrom) of any kind and nature, direct or indirect, including without limitation working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; and (B) interests in and rights with respect to oil and natural gas or revenues therefrom.

(ix)                              “Restricted Area” means those oil and gas fields, shales, plays and other geographic areas set forth in the Exhibit B to the EP Energy Severance Protection Plan for Leader Shareholders (a copy of which you expressly acknowledge and agree that you have received), as may be amended from time to time, and any other oil and gas fields, shales, plays and geographic areas with respect to which: (A) you provide services on behalf of EP Energy during your employment with EP Energy; and (B) EP Energy has material operations or specific plans to conduct any material business as of your Termination Date (provided that you have material responsibilities, or have obtained Confidential Information, with respect to such operations or plans).

(x)                                 “Restricted Prospects” includes any Oil and Gas Interests within the Restricted Area.

(xi)                              “Termination Date” means the date on which you cease to be employed by EP Energy.

(g)                                  Survival.  This Section 8 will survive any termination of this award agreement and your employment with EP Energy and its subsidiaries.

9.                                      Governing Law.  This award agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of such state.  The parties hereby declare that it is their intention that this agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said state shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.  The exclusive venue for the resolution of any dispute relating to this award agreement shall be in the state and federal courts located in Harris County, Texas, and the parties hereby expressly consent to the jurisdiction of those courts.

10.                               Amendment and Waiver.  The provisions of this award agreement may be amended, modified or waived by EP Energy in its sole discretion; provided, however, that no amendment, modification or waiver may be made without your prior written consent if such action would adversely impact or otherwise impair your rights as set forth herein.

11.                               Entire Agreement.  This award agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts all prior understandings, agreements, and representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

[Signatures appear on the following page]

In order for your award to you to be effective, you must sign and return this signature page to [NAME] by [DATE].  If you have any questions about your award, please contact [NAME].

We hope that you are excited about this incentive opportunity and want to thank you for your continued efforts and service to EP Energy.

Sincerely,

[SIGNATORY]
[TITLE]

AGREED AND ACCEPTED

this        day of                      20     by:

[NAME]